Exhibit 99.1

FINAL – FOR RELEASE

MEDIA CONTACTS:	Jeff Nevins
207-642-8033
jnevins@fairpoint.com

Connie Gemmer
(207) 774-2458, x 102
connie@bartongingold.com

FAIRPOINT APPOINTS BALLANTYNE TO KEY

ECONOMIC DEVELOPMENT POST

Company to support regional economic development efforts

SOUTH PORTLAND, ME (November 27, 2007)– FairPoint Communications, Inc. (NYSE: FRP) today announced Bruce Ballantyne has been appointed vice president of economic development. He will be responsible for leading FairPoint’s participation and support of local economic development activities in Maine, New Hampshire and Vermont.

FairPoint officials said the proposed merger between FairPoint and Verizon wireline operations in Maine, New Hampshire and Vermont is expected to result in significant job creation and have a positive impact on the northern New England economy.

 “This is truly an opportunity for FairPoint to partner with state and community leaders to help grow and expand businesses in Maine, New Hampshire and Vermont as well as recruit new businesses to the region,” said Gene Johnson, chairman and CEO of FairPoint. “We want to play an active role in the economic development efforts in the regions we serve. I cannot think of a person better suited for this role in northern New England than Bruce.”

Ballantyne will work with local, regional and state leaders to support policies and programs that promote technological innovation to help create opportunities for economic growth. He stated, “FairPoint is committed to providing high-quality communications services and continuing to invest in the region. It’s important that FairPoint act as a catalyst for continuing growth and economic development across northern New England. This is an exciting opportunity and I can’t wait to get started.”

Ballantyne, who has an office in South Portland, Maine, previously served as director of operations and engineering at FairPoint in the northeast. He began his career with a FairPoint company in 1981 as an installation repairman. He graduated from Erskine Academy in South China, Maine, received an associate degree from the University of Maine and later earned his business management degree from Westbrook College. He is a Lieutenant Colonel in the Air National Guard, having served for 27 years, and is an active volunteer in his community of Gorham, Maine. He has been involved in the telecommunications industry having previously served on the board of directors of the Telephone Association of Maine and chaired the Network Services Committee for the Telephone Association of New England.

FairPoint recently announced it intends to hire approximately 675 employees in conjunction with the proposed merger between FairPoint and Verizon’s wireline operations in Maine, New Hampshire and Vermont. FairPoint expects to create approximately 145 positions in Vermont, approximately 250 positions in New Hampshire and approximately 280 new positions in Maine. These positions will include opportunities in a wide range of functional areas and will be located in various locations throughout the three states.

The transaction is contingent upon regulatory approval in Vermont, New Hampshire and Maine.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to rural and small urban communities across the country. Today, FairPoint owns and operates 30 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, video and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read these documents and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

# # #